Exhibit 99.1
PRESS RELEASE

Union National Financial Corporation Reports Second Quarter 2010 Operating Results

Lancaster, Pennsylvania, August 13, 2010.  Union National Financial Corporation (OTCBB: UNNF), the parent company of Union National Community Bank, reported a net loss available to common stockholders for the first six months of 2010 of ($1,036,000) or basic and diluted losses per common share of ($0.38), as compared to a net loss available to common stockholders of ($404,000) or basic and diluted losses per common share of ($0.15) for the same period in 2009.  The reported net loss available to common stockholders for the second quarter of 2010 was ($1,021,000), as compared to net income available to common stockholders of $105,000 for the second quarter of 2009.  The basic and diluted losses per common share were ($0.37) for the second quarter of 2010, as compared to basic and diluted earnings per common share of $0.04 for the same period in 2009.

The operating results for the second quarter and first six months of 2010 were negatively impacted by impairment charges on investments.  During the second quarter of 2010, Union National recorded $1,560,000 of additional impairment charges on the remaining three private-issuer debt securities in Union National’s investment portfolio.  These private-issuer securities, which all have had previous impairment charges recorded against them, have experienced declining and below-investment grade ratings, with two of the securities being further downgraded in July 2010.  Two private-issuer mortgage-backed securities have experienced a recent reduction in cash flows.  As a result, Union National management made the decision to sell the three private-issuer securities, and subsequent to June 30, 2010, sold two of the three securities at the impaired-adjusted value levels recorded at June 30, 2010.

Net interest income increased $739,000, or 12%, to $6,662,000 for the first six months of 2010, as compared to $5,923,000 for the same period in 2009.  The cost of interest-bearing deposits decreased to 1.81% for the second quarter of 2010, as compared to 2.53% for same period in 2009, which significantly improved the taxable-equivalent net interest margin percentage to 3.01% for the first six months of 2010, as compared to 2.61% for same period in 2009.

The provision for credit losses was $1,124,000 for the first six months of 2010, as compared to $924,000 for the same period in 2009. The allowance for credit losses as a percentage of gross loans increased to 1.80% at June 30, 2010, as compared to 1.73% at December 31, 2009, and 1.25% at June 30, 2009.  Net charge-offs for the first six months of 2010 were $993,000 as compared to net charge-offs of $918,000 for the same period in 2009.  The level of the allowance for credit losses reflects continuing credit risk related to certain commercial credits that remain stressed in the current economic environment. Management continues to closely monitor the loan portfolio and the adequacy of the loan loss reserve by regularly evaluating borrower financial performance, underlying collateral values and other relevant factors.

Total assets increased by $12,236,000 or 2% to $501,880,000 at June 30, 2010 from $489,644,000 at December 31, 2009.  The increase was primarily the result of retail deposit generation, which further strengthened Union National’s liquidity position.  Total deposits grew by $8,920,000 or 2% to $413,685,000 at June 30, 2010 from $404,765,000 at December 31, 2009.  The regulatory capital ratios of Union National Community Bank remain above regulatory well-capitalized quantitative standards and exceed the institution-specific minimum capital requirements established by Union National Community Bank’s primary banking regulator, the Office of the Comptroller of the Currency.

Mark Gainer, Chairman, Chief Executive Officer and President, stated “We were disappointed with the continuing downgrades and economic stress impacting the few remaining private-issuer securities in our investment portfolio.  Though the related impairment charges negatively impacted our operating results for the first half of 2010, we move forward with a healthier investment portfolio, and an increased emphasis on providing attractive deposit products, financial services, and loan funding opportunities to businesses and families in Lancaster County.”

Gainer continued, “We also look forward to our upcoming special meeting of shareholders for the purpose of voting on our proposed merger with Donegal Financial Services Corporation.  The Board of Directors, in recommending that our shareholders vote for the merger, believes that the merger agreement provides benefits to our shareholders, while importantly strengthening the bank’s capital base and allowing the merged institution to continue focusing on building and maintaining strong community-banking customer relationships.”

In the second quarter and first six months of 2010, Union National incurred expenses of $436,000 related to its previously announced proposed merger with Donegal Financial Services Corporation (“DFSC”) and certain affiliated entities of DFSC, pursuant to which Union National will merge with and into DFSC.  DFSC, the parent company of Province Bank FSB, is wholly owned by Donegal Mutual Insurance Company and Donegal Group Inc.  If the transaction is approved by banking regulators and 80% or more of Union National’s common shareholders, and meets other closing conditions under the merger agreement, Union National Community Bank will merge with and into Province Bank FSB.  The merged bank will operate as a federally chartered savings association under a mutually-agreed-upon new bank name.  A special meeting of Union National shareholders will be held on September 16, 2010 to vote on the proposed merger.  Union National’s common shareholders of record as of the close of business on July 29, 2010 are entitled to vote on the proposed merger at the special meeting.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”).  Accordingly, the financial information in this press release is subject to change.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends of Union National Financial Corporation (“Union National”) and Union National Community Bank (the “Bank”) could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ include, but are not limited to, the following: strategic initiatives and business plans, including prospective business combinations, may not be satisfactorily completed or executed, if at all; increased demand or prices for the Bank’s financial services and products may not occur; changing economic and competitive conditions; technological developments; the effectiveness of Union National’s business strategy due to changes in current or future market conditions; actions of the U.S. government, the Federal Reserve, the Office of the Comptroller of the Currency (“OCC”) and other governmental and regulatory bodies for the purpose of stabilizing the financial markets; enforcement actions with bank regulatory agencies restricting certain transactions of Union National and the Bank; effects of deterioration of economic conditions on customers, specifically the effect on loan customers to repay loans; inability of Union National to raise or achieve desired or required levels of regulatory capital; paying significantly higher Federal Deposit Insurance Corporation (“FDIC”) premiums in the future; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; relationships with customers and employees; challenges in establishing and maintaining operations; volatilities in the securities markets and related potential impairments of investment securities; deteriorating economic conditions and declines in housing prices and real estate values; and other risks and uncertainties, including those detailed in Union National’s filings with the Securities and Exchange Commission.   When we use words such as “believes”, “expects”, “anticipates”, or similar expressions, we are making forward-looking statements.  Union National undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this report. This press release should be read in conjunction with the audited financial statements and notes thereto included in Union National’s Annual Report on Form 10-K for the year ended December 31, 2009, and with Union National’s Forms 8-K, and other reports, that were filed during 2010 with the SEC.

Financial Highlights
(Unaudited; dollars in thousands, except per share data)

Income Statement Data	Three Months Ended June 30,				Six Months Ended June 30,
	2010	2009	% Change		2010	2009	% Change
Interest and Fees on Loans and Leases	$4,998	$5,496	(9)%		$10,007	$10,881	(8)%
Net Interest Income	3,403	3,052	12		6,662	5,923	12
Provision for Credit Losses	628	611	3		1,124	924	22
Non-Interest Income (excluding investment activities)	1,166	1,517	(23)		2,269	2,564	(12)
Non-Interest Expense	4,284	4,480	(4)		8,306	8,494	(2)
Net (Loss) Income	(1,004)	105	(1,056)		(1,001)	(404)	(148)
Preferred Stock Dividends	17	–	100		35	–	100
Net (Loss) Income Available to Common Stockholders	(1,021)	105	(1,072)		(1,036)	(404)	(156)

Investment Securities Activities:
Investment Securities – Net Realized Gains	289	983	(71)		366	1,394	(74)
Less: Impairment Charges on Investment Securities	(1,560)	(462)	(238)		(1,560)	(1,301)	(20)
Net Investment Securities (Losses) Gains	(1,271)	521	(344)		(1,194)	93	(1,384)

Per Common Share Information:
(Loss) Earnings Per Common Share – Basic & Diluted	$(0.37)	$0.04	(1,025	) %	$(0.38)	$(0.15)	(153	) %

Performance Ratios:
Net Interest Margin % (Taxable-Equivalent)	3.06%	2.65%	15%		3.01%	2.61%	15%
Return on Average Stockholders’ Equity	(12.35)	1.34	(1,022)		(6.19)	(2.57)	(141)
Return on Average Realized Stockholders’ Equity (1)	(12.46)	1.35	(1,023)		(6.22)	(2.59)	(140)

Balance Sheet Data	Unaudited as of	Audited (2) as of	Unaudited as of
	June 30, 2010	Dec. 31, 2009	June 30, 2009
Cash and Cash Equivalents	$69,026	$43,340	$43,070
Total Loans and Leases	332,735	339,274	349,958
Allowance for Credit Losses	(5,989)	(5,858)	(4,364)
Total Assets	501,880	489,644	515,737
Total Deposits	413,685	404,765	425,668
Total Stockholders’ Equity	30,521	31,336	30,602

Per Share Information:
Book Value Per Common Share	$10.66	$10.97	$11.19
Dilutive Book Value Per Common Share	$9.97	$10.24	$11.19

Balance Sheet Ratios:
Nonperforming Loans and Leases as a % of Total Loans and Leases	1.65%	2.52%	1.93%
Total Stockholders’ Equity as a % of Total Assets	6.08%	6.40%	5.93%

(1)	Excludes the impact of accumulated other comprehensive income (loss) on total stockholders’ equity.
(2)	Derived from audited financial statements; does not include footnote disclosures.

Regulatory Capital Measures for Union National Community Bank	June 30, 2010	December 31, 2009	June 30, 2009	Regulator Standard for Well Capitalized	OCC Individual Minimum Capital Requirement
Tier 1 (Leverage) Capital	8.09%	8.31%	7.96%	5.00%	8.00%
Tier 1 Risk-Based Capital	10.17	9.69	9.82	6.00	9.50
Total Risk-Based Capital	12.94	12.37	12.34	10.00	12.00

Union National Community Bank, a wholly-owned subsidiary of Union National Financial Corporation, has been serving its communities since 1853.  The bank provides a full range of financial services for both retail and business customers, and offers insurance, retirement plan services and wealth management services through Union National Advisors.  Union National Community Bank has ten full-service offices in Lancaster County, Pennsylvania.

For further information, please contact:	Mark D. Gainer, Chairman, CEO and President
Union National Financial Corporation
570 Lausch Lane, Suite 300
Lancaster, PA 17601
(717) 519-8630